Exhibit 23.03
CONSENT OF COUNSEL
     We hereby consent to all references to our firm under the captions “Federal Income Tax Aspects” and “Certain Legal Matters” in this Amendment No. 1 to Form S-1 Registration Statement (Reg. No. 333-136804), as filed with the United States Securities and Exchange Commission on or about September 13, 2006, and the related Prospectus of Quadriga Superfund, L.P.
/s/ Sidley Austin LLP
September 13, 2006